EXHIBIT 99.1

JOINT FILING AGREEMENT

This Agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Exchange Act and the rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of common stock of Spirit of Texas Bancshares, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of December 15, 2020.

By:	/s/ Steven Gregory Kidd

Name:	Steven Gregory Kidd

THE GREG KIDD 2010 SOTB TRUST

By:	/s/ Steven Gregory Kidd

Name:	Steven Gregory Kidd, Trustee

THE GREG KIDD SOTB INHERITANCE TRUST - A

By:	/s/ Steven Gregory Kidd

Name:	Steven Gregory Kidd, Trustee